Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports Third Quarter 2010 Financial Results

LibiGel® receives maximum Therapeutic Discovery Program grant

LINCOLNSHIRE, Illinois - (November 12, 2010)-BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced its third quarter 2010 financial results.

BioSante incurred a net loss of approximately $11.6 million or ($0.16) per share for the quarter ended September 30, 2010, compared to a net loss of $6.4 million or ($0.21) per share for the same period in 2009.  This increase in net loss was primarily due to increased LibiGel clinical development expenses.

The Company’s cash and cash equivalents as of September 30, 2010 were approximately $35.5 million, as compared to cash and cash equivalents of approximately $29.9 million on December 31, 2009.  In October 2010, the Company received $244,479, the maximum per project, after LibiGel® qualified for a grant under the Qualifying Therapeutic Discovery Project Program which was created in March 2010 as part of the Patient Protection and Affordability Care Act.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health and oncology.  BioSante’s lead products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD) which is in Phase III clinical development under a U.S. Food and Drug Administration (FDA) Special Protocol Assessment.  BioSante also is developing a portfolio of cancer vaccines (GVAX), three of which have been granted orphan drug designation, and are currently in several Phase II clinical trials.  Other products in development are Bio-T-Gel™, a testosterone gel for male hypogonadism licensed to Teva Pharmaceuticals and an oral contraceptive in Phase II clinical development using BioSante patented technology.  The company also is developing its calcium phosphate technology (CaP) for aesthetic medicine (BioLook™), among other uses, as well as seeking opportunities for its 2A/Furin and other technologies.  Additional information is available online at: www.biosantepharma.com.

For more information, please contact:
For Investors:	For Media:
The Trout Group LLC	McKinney/Chicago
Tricia Swanson	Alan Zachary
(646) 378-2953 tswanson@troutgroup.com	(312) 944-6784 ext. 316; azachary@mckinneychicago.com